EXHIBIT 99.1

NEWS RELEASE

Contact:	James M. Griffith Senior Vice President Investor Relations and Corporate Communications (479) 201-5514

Beverly Fourth Quarter Loss Reflects Medicare Funding Reductions,
Discontinued Operations

(FORT SMITH, ARKANSAS, February 20, 2003) — Beverly Enterprises, Inc. (NYSE: BEV) today announced that it recorded a loss of $91 million or 87 cents per share diluted in the fourth quarter of 2002. The loss reflects a special pre-tax charge of $76.1 million primarily for non-cash asset impairments — and a loss of $24.7 million related to discontinued operations. During the comparable period in 2001, Beverly recorded a loss of $266.6 million or $2.56 per share diluted. The 2001 fourth quarter included pre-tax charges totaling $159.3 million relating to the settlement of certain Medicare issues, asset impairments and workforce reductions, as well as a loss of $67.5 million related to discontinued operations.

Net operating revenues for the 2002 fourth quarter totaled $609.7 million, compared to $656.3 million in the year-earlier period, which included results of Beverly’s Florida operations for two months. Revenues for the 2002 fourth quarter reflect a 49 basis-point increase in nursing home occupancy to 88.2 percent (the highest fourth-quarter level in four years) and a doubling of third-party revenues for AEGIS Therapies, compared to the 2001 period. A net reduction of 6.5 percent in Medicare per diem rates contributed to the lower total revenues for the 2002 fourth quarter.

For the full year 2002 — and in addition to previously disclosed items — Beverly recorded a charge of $77.2 million as the cumulative effect of a change in accounting for goodwill, primarily related to MATRIX Rehabilitation, which was sold on January 24, 2003. This charge contributed to a net loss for 2002 totaling $146.1 million ($1.39 per share diluted), compared to a net loss of $301.3 million ($2.90 per share diluted) for 2001.

“From a fundamental operating standpoint, 2002 was a challenging but solid year,” said William R. Floyd, Beverly Chairman and Chief Executive Officer. “Nursing home occupancy averaged 87.9 percent — the highest annual level since 1998 — and Medicare patients as a share of nursing home revenues rose to 26.3 percent, an increase of more than 400 basis points over the past two years. AEGIS Therapies firmly established itself as a leading provider of rehabilitation therapy services, reflecting the strategic commitment to build the services portion of our business. Third-party revenues for AEGIS tripled during 2002, and it added 122 independent nursing homes as clients. Our intense focus on cost-control throughout the organization also produced impressive results, with an annual wage rate increase of less than five percent — the lowest annual increase since 1998. Annual employment agency (registry) expenses were down by more than a third to the lowest amount in three years.”

Floyd continued: “It’s unfortunate that these solid performance gains were over-shadowed by the adverse effects of reductions in Federal funding for eldercare. The failure by Congress to restore Medicare funding to pre-October 2002 levels reduced our fourth-quarter pre-tax income by approximately $14 million and is expected to impact our full-year 2003 pre-tax income by a total of $56 million. Even if no additional funding is provided, however, we are taking the appropriate steps to ensure we retain the financial capability to support continued improvements in our business units, to execute our strategic growth initiatives and to implement the plan of divesting those nursing homes that currently account for more than half of our projected patient care liability costs.

“Our financial resources include more than $115 million in cash and adequate short-term borrowing capacity under our revolving credit facility. We’ve reduced total debt by more than $111 million during 2002 and plan another significant reduction in debt this year. Our commitment to improve cash flow and strengthen the balance sheet is clearly evident within our largest business unit, where nursing patient receivables declined by nearly $78 million during 2002 and more than $200 million in the past two years. Days sales outstanding dropped eight days in 2002 to 48 and have declined a total of 29 days during the past two years.”

Nursing home operating margins declined during the 2002 fourth quarter, compared to the year-earlier period, due primarily to reduced Medicare funding. For the full year, however, margins increased on both actual and same-facility bases, compared to 2001. Beverly continued to strengthen its asset portfolio during the year, divesting 19 non-strategic or under-performing nursing homes. It added 16 programs specializing in the care of Alzheimer’s patients during the fourth quarter, bringing the year-end total of these margin-enhancing operations to 110.

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AEGIS Therapies added 122 third-party clients during 2002, including 37 in the fourth quarter, bringing the year-end total of non-Beverly nursing homes it serves to 385. Average revenues per new contract increased in the fourth quarter and throughout 2002. Hospice operations continued to grow, with average daily census approaching 800 patients at year-end, up 10 percent from the fourth quarter of 2001. Hospice margins were up, both sequentially and compared to the year-earlier fourth quarter.

A recently completed actuarial study of patient care liability supports a determination that current reserves are adequate. Although costs continue to increase, the trends are within the parameters projected by earlier studies. Beverly’s projected costs are expected to decline as the company completes its plan to divest nursing homes that account for a disproportionately high share of patient care liability costs. In addition, voluntary agreements to use arbitration to resolve patient care issues that might otherwise lead to lawsuits were implemented in October 2002. The arbitration option currently is being accepted by approximately 75 percent of newly admitted patients. In another positive development, tort reform is gaining widespread bipartisan support at national and state levels, and legislative remedies would slow the growth of liability costs throughout the nursing home industry.

Floyd noted: “We believe there is growing recognition within the Administration for the need to provide adequate funding for Medicare and to assist the states with Medicaid. We’re encouraged by continuing strong support expressed by members of both political parties in Congress, and believe that significant new funds for eldercare will be authorized later this year. We’re also encouraged by the President’s plan to extend the Medicare funding associated with RUG refinements for at least another year.

“The plans we’re executing for 2003, however, are based not on hopeful assumptions, but on the current realities of a difficult operating environment. We therefore have taken aggressive actions to further reduce overhead costs, obtain pricing concessions from suppliers, improve the effectiveness of our fundamental business processes and develop new sources of profitable revenue. Despite the funding crisis facing our industry, we are committed to implementing our divestiture plan and to creating a stronger, more successful company.”

Beverly received an amendment from its bank group for covenant relief, due to year-end special charges, and currently is in compliance. The company also has reached an agreement with its bank group that would provide covenant relief in the future and allow for implementation of the divestiture plan. Beverly remains committed to using asset sale proceeds to further de-leverage the company.

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As previously disclosed, Beverly has retained an independent third party to audit MK Medical’s billing of government payors to determine the extent of potential overpayments. The $24.7 million net loss for discontinued operations relating to MATRIX and MK Medical in the fourth quarter of 2002 includes a reserve for potential overpayments from government payors that is based on the preliminary results of the third party audit.

Beverly shareholders may listen to a discussion by senior management of the company’s performance at 8:30 a.m. EST today by dialing 1-800-479-9001 or 1-719-457-2618 and entering reservation number 201766. A recording of this conference call will be available from 11:30 a.m. EST on February 20 until midnight Thursday, March 6, 2003. Shareholders may dial 1-888-203-1112 or 1-719-457-0820 and enter reservation number 201766 to access the recording.

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. The release may contain forward-looking statements, including statements related to expected performance in 2003 and beyond, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include: national and local economic conditions, including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including the Company’s compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; liabilities and other claims asserted against the Company, including patient care liabilities, as well as the resolution of lawsuits brought about by the announcement or settlement of federal government investigations and increases in the reserves for patient care liabilities; the ability to predict future reserves related to patient care liabilities; the ability to reduce overhead costs, obtain pricing concessions from suppliers, improve the effectiveness of our fundamental business processes and develop new sources of profitable revenue; the ability to execute our strategic growth initiatives and implement our plan to divest certain of our nursing homes; the ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and capital improvements; the ability to negotiate and complete amendments with it’s banking group; the competitive environment in which the Company operates; the ability to maintain and increase census levels; and demographic changes. These and other risks and uncertainties that could affect future results are addressed in the Company’s filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q.

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Beverly Enterprises, Inc. and its operating subsidiaries comprise a leading provider of healthcare services to the elderly in the United States. They operate 452 skilled nursing facilities, as well as 29 assisted living centers, and 49 home care and hospice centers. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing homes operated by other care providers.

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BEVERLY ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Quarter ended		Twelve months ended
	December 31,		December 31,

	2002	2001	2002	2001

Net operating revenues	$609,660	$656,334	$2,419,923	$2,599,963
Interest income	1,159	841	4,748	2,982

Total revenues	610,819	657,175	2,424,671	2,602,945
Costs and expenses:
Operating and administrative:
Wages and related	358,360	387,461	1,433,413	1,562,324
Provision for insurance and related items	29,522	17,938	125,341	101,418
Other	175,676	182,036	645,460	683,614
Interest	16,390	20,355	66,824	79,342
Depreciation and amortization	20,961	20,115	81,124	81,208
Florida insurance reserve adjustment	—	—	22,179	___
California investigation settlement and related costs	—	—	6,300	___
Special charges and adjustments related to settlements with the federal government	(2,501)	77,495	(9,441)	77,495
Asset impairments, workforce reductions and other unusual items	76,093	81,846	79,506	197,389

Total costs and expenses	674,501	787,246	2,450,706	2,782,790

Loss before provision for income taxes, discontinued operations and cumulative effect of change in accounting for goodwill	(63,682)	(130,071)	(26,035)	(179,845)
Provision for income taxes	2,654	69,049	6,085	57,574

Loss before discontinued operations and cumulative effect of change in accounting for goodwill	(66,336)	(199,120)	(32,120)	(237,419)
Discontinued operations, net of taxes: for the quarters 2002 - $0, and 2001 - $20,675; for the years 2002 - $0, and 2001 - $3,814	(24,651)	(67,519)	(36,799)	(63,853)
Cumulative effect of change in accounting for goodwill, net of taxes for 2002 - $0	—	—	(77,171)	—

Net loss	$(90,987)	$(266,639)	$(146,090)	$(301,272)

Net loss per share of common stock:
Basic and diluted:
Before discontinued operations and cumulative effect of change in accounting for goodwill	$(0.63)	$(1.91)	$(0.31)	$(2.28)
Discontinued operations	(0.24)	(0.65)	(0.35)	(0.62)
Cumulative effect of change in accounting for goodwill	—	—	(0.74)	—

Net loss per share of common stock (1)	$(0.87)	$(2.56)	$(1.39)	$(2.90)

Shares used to compute net loss per share	104,861	104,286	104,726	104,037

(1)	May not add due to rounding.

BEVERLY ENTERPRISES, INC.
SUPPLEMENTARY INFORMATION

	Quarter ended		Twelve months ended
	December 31,		December 31,

	2002	2001	2002	2001

Number of nursing home facilities:
Owned	315	324	315	324
Leased	136	145	136	145
Managed	1	2	1	2

Total	452	471	452	471

Number of beds:
Owned	34,462	35,209	34,462	35,209
Leased	15,130	16,794	15,130	16,794
Managed	75	112	75	112

Total	49,667	52,115	49,667	52,115

Assisted Living Centers	29	29	29	29
Home Care Centers	49	56	49	56
Outpatient Clinics	151	158	151	158
Patient Days	4,014,000	4,460,000	16,016,000	18,320,000
Nursing Home Occupancy (based on operational beds)	88.16%	87.67%	87.91%	86.94%
Patient Mix (based on patient days):
Medicaid	71.10%	71.19%	70.80%	71.11%
Medicare	10.81%	10.27%	10.93%	10.27%
Private & Other	18.09%	18.54%	18.27%	18.62%
Sources of Revenue (based on $):
Medicaid	54.18%	54.21%	53.26%	54.72%
Medicare	24.99%	25.48%	26.32%	25.22%
Private & Other	20.83%	20.31%	20.42%	20.06%
Average per diem rate (including ancillaries)	$146.50	$143.87	$146.82	$139.73
Wages and related expenses as a % of net operating revenues	58.78%	59.03%	59.23%	60.09%

BEVERLY ENTERPRISES, INC.
SUPPLEMENTARY INFORMATION
ANALYSIS OF REVENUES

	Quarter ended		Twelve months ended
	December 31,		December 31,

	2002	2001	2002	2001

REVENUES (In thousands)
NURSING FACILITIES:
MEDICAID	$328,535	$354,207	$1,281,065	$1,416,067
MEDICARE	129,851	146,717	552,817	580,526
PRIVATE & OTHER	119,780	127,401	469,179	507,205

SUBTOTAL	578,166	628,325	2,303,061	2,503,798

AEGIS THERAPIES	15,267	6,852	52,967	17,367
HOME CARE	15,485	18,974	62,030	74,827
OTHER	742	2,183	1,865	3,971

TOTALS	$609,660	$656,334	$2,419,923	$2,599,963

PATIENT DAYS (In thousands)
MEDICAID	2,854	3,175	11,339	13,027
MEDICARE	434	458	1,750	1,881
PRIVATE & OTHER	726	827	2,927	3,412

TOTALS	4,014	4,460	16,016	18,320

PER DIEM RATE (Including Ancillaries)
MEDICAID	$115.14	$112.30	$112.86	$108.85
MEDICARE — PART A	299.30	320.11	315.63	308.57
PRIVATE & OTHER	146.15	140.28	146.95	140.22

TOTALS(1)	$146.50	$143.87	$146.82	$139.73

(1)	Weighted Average Rates

BEVERLY ENTERPRISES, INC.
SUPPLEMENTARY INFORMATION
ANALYSIS OF OPERATING AND ADMINISTRATIVE EXPENSES
(In thousands)

	Quarter ended		Twelve months ended
	December 31,		December 31,

	2002	2001	2002	2001

WAGES & RELATED	$358,360	$387,461	$1,433,413	$1,562,324
PROVISION FOR INSURANCE AND RELATED ITEMS	29,522	17,938	125,341	101,418
SUPPLIES	39,626	45,667	158,008	183,246
FOOD	16,274	18,451	62,404	73,531
UTILITIES	16,778	18,468	66,910	78,749
OTHER CONTROLLABLES	76,303	73,266	262,759	234,037
REAL ESTATE RENTAL	13,511	15,888	55,452	68,927
EQUIPMENT RENTAL	4,594	5,529	20,636	25,126
OTHER NONCONTROLLABLES	8,590	4,767	19,291	19,998

TOTALS	$563,558	$587,435	$2,204,214	$2,347,356